Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

March 22, 2021

by and among

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

CHAQ2 MERGER SUB, INC.

and

RENOVACOR, INC.

i

4.18	Real Property	39
4.19	Insurance	40
4.20	Environmental Matters	40
4.21	Regulatory Matters	41
4.22	Brokers	42
4.23	Affiliate Agreements	42
4.24	No Other Representations or Warranties	42

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		43

5.01	Organization, Standing and Corporate Power	43
5.02	Corporate Authority; Approval; Non-Contravention	43
5.03	Litigation	44
5.04	Compliance with Laws	45
5.05	Employee Benefit Plans	45
5.06	Financial Ability; Trust Account	45
5.07	Taxes	46
5.08	Brokers	47
5.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	48
5.10	Business Activities; Absence of Changes	49
5.11	Proxy Statement	50
5.12	No Outside Reliance	50
5.13	Capitalization	51
5.14	NYSE Stock Market Quotation	52
5.15	Contracts; No Defaults	52
5.16	Title to Property	52
5.17	Investment Company Act	52
5.18	Affiliate Agreements	53
5.19	Takeover Statutes and Charter Provisions	53
5.20	Aggregate Subscription Amount; Subscription Agreements	53
5.21	No Other Representations or Warranties	53

Article VI COVENANTS OF THE COMPANY		54

6.01	Conduct of Business	54
6.02	Inspection	57
6.03	No Claim Against the Trust Account	57
6.04	Proxy Solicitation; Other Actions	58
6.05	Non-Solicitation; Acquisition Proposals	59
6.06	Section 280G	60

Article VII COVENANTS OF ACQUIROR		60

7.01	Indemnification and Insurance	60
7.02	Conduct of Acquiror During the Interim Period	61
7.03	Trust Account	64

7.04	Inspection	64
7.05	Acquiror NYSE Listing	64
7.06	Acquiror Public Filings	64
7.07	Additional Insurance Matters	65
7.08	Section 16 Matters	65
7.09	Director and Officer Appointments	65
7.10	Exclusivity	65
7.11	Management Incentive Package	66
7.12	Financing	66
7.13	Termination of Acquiror Affiliate Agreements	66
7.14	Named Executive Agreement.	66

Article VIII JOINT COVENANTS		67

8.01	Support of Transaction	67
8.02	Preparation of Proxy Statement; Special Meeting; Solicitation of Company Stockholder Approvals	67
8.03	Tax Matters	69
8.04	Confidentiality; Publicity	70
8.05	Post-Closing Cooperation; Further Assurances	70
8.06	Bridge Loan	70

Article IX CONDITIONS TO OBLIGATIONS		71

9.01	Conditions to Obligations of All Parties	71
9.02	Additional Conditions to Obligations of Acquiror	71
9.03	Additional Conditions to the Obligations of the Company	72

Article X TERMINATION/EFFECTIVENESS		73

10.01	Termination	73
10.02	Effect of Termination	75

Article XI MISCELLANEOUS		75

11.01	Waiver	75
11.02	Notices	75
11.03	Assignment	76
11.04	Rights of Third Parties	76
11.05	Expenses	76
11.06	Governing Law	76
11.07	Captions; Counterparts	76
11.08	Schedules and Exhibits	77
11.09	Entire Agreement	77
11.10	Amendments	77
11.11	Severability	77
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	77
11.13	Enforcement	78

11.14	Non-Recourse	78
11.15	Non-survival of Representations, Warranties and Covenants	79
11.16	Acknowledgements	79

Exhibits

Exhibit A – Form of Company Stockholder Approval

Exhibit B – Form of Sponsor Support Agreement

Exhibit C – Form of Acquiror Stockholder Support Agreement

Exhibit D – Form of Lock-Up Agreement

Exhibit E – Form of Registration Rights Agreement

Exhibit F – Form of Certificate of Incorporation of Acquiror

Exhibit G – Form of Bylaws of Acquiror

Exhibit H – Form of Acquiror Equity Incentive Plan

Exhibit I – Form of Amended and Restated Certificate of Incorporation of the Company

Exhibit J – Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 22, 2021, is entered into by and among Chardan Healthcare Acquisition 2 Corp., a Delaware corporation (“Acquiror”), CHAQ2 Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Renovacor, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction and Acquiror, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Merger and the Transactions;

WHEREAS, immediately following with the execution and delivery of this Agreement, in connection with the Transactions, the Requisite Company Stockholders will deliver a written consent, in the form set forth on Exhibit A (the “Company Stockholder Approval”), approving and adopting this Agreement, the Merger and the Transactions, in accordance with the Company Organizational Documents and the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into a Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), with the Company and Acquiror, in the form set forth on Exhibit B, pursuant to which, among other things, the Sponsor has agreed to vote in favor of this Agreement, the Merger and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain other Acquiror Stockholders (other than the Sponsor) have entered into Support Agreements, dated as of the date hereof (collectively with the Sponsor Support Agreement, the “Acquiror Support Agreements”), with the Company and Acquiror, in the form set forth on Exhibit C, pursuant to which, among other things, such Acquiror Stockholders have agreed to vote in favor of this Agreement, the Merger and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain Company Stockholders are entering into those certain lock-up agreements, dated as of the date hereof (collectively, the “Lock-Up Agreements”), with Acquiror, in the form set forth on Exhibit D;

WHEREAS, contemporaneously with or prior to the execution and delivery of this Agreement, Acquiror is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Private Placement Investors”), pursuant to which the Private Placement Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Acquiror Common Stock at $10.00 per share in a private placement or placements (the “Private Placement”) for an aggregate subscription amount of $30,000,000 (the “Aggregate Subscription Amount”), to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders, the Private Placement Investors and the Company Stockholders who receive Acquiror Common Stock pursuant to Article III will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit E, to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to the Acquiror Stockholders (other than the Sponsor or any other party to an Acquiror Support Agreement) to have their shares of Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents and the Trust Agreement in conjunction with, inter alia, obtaining approval from the Acquiror Stockholders for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the certificate of incorporation (the “Acquiror Charter”) in the form set forth on Exhibit F, which shall be the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Transactions, Acquiror shall adopt the bylaws in the form set forth on Exhibit G, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, adopt the 2021 Equity Incentive Plan (the “Acquiror Equity Incentive Plan”), in the form set forth on Exhibit H;

WHEREAS, Acquiror and the Company intend that the Merger be treated as a reorganization under Section 368(a) of the Code; and

WHEREAS, in connection with the Closing, Acquiror shall be renamed “Renovacor, Inc.” and shall trade publicly on the NYSE under a new ticker symbol selected by the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

1.01  Definitions. As used herein, the following terms shall have the following meanings:

“280G Approval” has the meaning specified in Section 6.06.

“280G Waiver” has the meaning specified in Section 6.06.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.18.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub and not any other Person.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock” means a share of the Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Material Contracts” has the meaning specified in Section 5.15.

“Acquiror Organizational Documents” means the Amended and Restated Certificate of Incorporation of Acquiror, dated April 23, 2020 (the “Existing Acquiror Charter”), and the Amended and Restated Bylaws of Acquiror, dated April 16, 2020, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Private Warrant” means each whole warrant exercisable for one share of Acquiror Common Stock outstanding as of the date hereof and issued pursuant to a private placement to the Sponsor simultaneously with the closing of Acquiror’s initial public offering.

“Acquiror Public Warrant” means each whole warrant exercisable for one-half (1/2) of a share of Acquiror Common Stock outstanding as of the date hereof and issued pursuant to the Warrant Agreement.

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” means, with respect to any Proposal, the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.

“Acquiror Support Agreement” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means Acquiror Public Warrants and Acquiror Private Warrants.

“Acquisition Proposal” has the meaning specified in Section 6.05(a)(i).

“Action” means any action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Adjusted Fully Diluted Number” means, with respect to the date of achievement (or deemed achievement pursuant to Section 3.09(j)) of an applicable Earnout Milestone), the Fully Diluted Number (but (i) calculated to disregard (A) any shares of Company Common Stock underlying an Exchanged Company Option that expires unexercised or is otherwise forfeited prior to such date and (B) any shares of Acquiror Common Stock received as Common Per Share Merger Consideration pursuant to Section 3.01(c)(ii) which is subject to a vesting condition, if any, and which is forfeited, due to failure to achieve the applicable vesting condition, prior to such date and (ii) as otherwise adjusted in accordance with Section 3.09(h)). For purposes of clarity, except with respect to the second parenthetical noted above, the Fully Diluted Number will be calculated based on shares of Company Common Stock, shares of Company Preferred Stock and Company Options that are outstanding as of immediately prior to the Effective Time (and will not be calculated based on equity interests outstanding as of the date of achievement or deemed achievement).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Common Merger Consideration” means a number of shares of Acquiror Common Stock equal to (i) the Aggregate Merger Consideration minus (ii) a number of shares of Acquiror Common Stock (valued for purposes of this calculation at $10.00 per share) having an aggregate value equal to the Aggregate Preferred Amount minus (iii) the aggregate number of shares of Acquiror Common Stock issuable pursuant to Section 2(b)(i) and Section 2(b)(ii) of the Company Investor Incentive Plan in respect of all Participation Incentive Awards granted thereunder.

“Aggregate Merger Consideration” means 6,500,000 shares of Acquiror Common Stock.

“Aggregate Preferred Amount” means the aggregate amount of all Preferred Amounts with respect to the shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Subscription Amount” has the meaning specified in the recitals.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Acquiror Support Agreements, the Registration Rights Agreement, the Trust Agreement, the Named Executive Agreement, the Subscription Agreements, the Lock-Up Agreements and any other agreement entered into in connection with the Transactions.

“Balance Sheet Date” means December 31, 2020.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Bridge Loan” has the meaning specified in Section 8.06.

“Bridge Loan Amount” means the amount of the Bridge Loan as agreed, if at all, pursuant to Section 8.06.

“Bridge Loan Request” has the meaning specified in Section 8.06.

“Business Combination” has the meaning ascribed to such term in the Existing Acquiror Charter.

“Business Combination Proposal” has the meaning specified in Section 7.09.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning specified in Section 3.01(b).

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“CBA” has the meaning specified in Section 4.12(a)

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change in Control” means any transaction, or series of transactions (a) resulting in any one Person, or more than one Person that are Affiliates or that are acting as a “group” (as such term is used in sections 13(d) or 14(d) of the Exchange Act), acquiring ownership of (i) equity securities of Acquiror which, together with the equity securities held by one or more such Person, or such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Acquiror; or (ii) at least 50% of the consolidated assets of Acquiror and its Subsidiaries (including the Surviving Company); or (b) that results in the stockholders of Acquiror as of immediately prior to such transaction holding, in the aggregate, directly or indirectly, less than 50% of the total voting power or economic rights of the equity securities of Acquiror immediately after the consummation of such transaction (in each case of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise); provided, that to the extent in any such transaction referred to in the foregoing clauses (a) or (b), the “price per share” paid or payable to the stockholders of Acquiror for purposes of 3.09(a) - (c) shall be the highest price per share of Acquiror Common Stock (or value attributable thereto in respect of any transaction that does not involve the direct sale or transfer of shares of Acquiror Common Stock) paid by such Person(s) or such group in connection with all such transactions.

“Closing” has the meaning specified in Section 2.03.

“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror as of immediately prior to the Effective Time; plus (c) the Aggregate Subscription Amount; minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Common Stock pursuant to the Offer (to the extent not already paid); minus (e) the Bridge Loan Amount, to the extent provided by Acquiror, Sponsor or one of their Affiliates. For the avoidance of doubt, the Closing Acquiror Cash shall not be deducted by any Outstanding Company Expenses (even if paid by Acquiror pursuant to Section 3.07.).

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Merger Consideration” means a number of shares of Acquiror Common Stock equal to the Aggregate Common Merger Consideration divided by the Fully Diluted Number.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which any current or potential liability is borne by the Company or any of its Affiliates.

“Company Board” means the board of directors of the Company.

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Charter” means the Certificate of Incorporation of the Company, dated August 8, 2019, as amended on June 23, 2020.

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Company Investor Incentive Plan” means the Company’s 2021 Investor Incentive Plan.

“Company Option” has the meaning specified in Section 3.04(a).

“Company Optionholder” means the holder of a Company Option that is outstanding immediately prior to the Closing Date.

“Company Organizational Documents” means (i) the Company Charter and (ii) the Bylaws of the Company, dated June 7, 2013, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.07(d).

“Company Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Company Properties” has the meaning specified in Section 4.18(a).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company and not any other Person.

“Company Software” means all Software used in the business of the Company, as currently conducted.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s 2018 Stock Option and Grant Plan.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stockholder Approval” has the meaning specified in the Recitals.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of October 8, 2020, between Acquiror and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts and leases (other than Company Benefit Plans).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 3.08.

“Earnout RSU Award” means an award of restricted stock units granted under the Acquiror Equity Incentive Plan to a Company Optionholder in accordance with Section 3.04(d) that (i) is subject to the same time-vesting schedule as the Exchanged Company Option held by the Earnout RSU Grantee, provided that if an applicable Earnout Milestone is achieved (or deemed achieved in accordance with Section 3.09(j)), an applicable portion of the Earnout RSU Awards shall become fully (100%) time-vested as of the date on which the applicable Earnout Milestone is achieved (or deemed achieved in accordance with Section 3.09(j)) if the Earnout RSU Grantee remains continuously in service with the Surviving Company or any of its Affiliates through such date; (ii) shall become performance-vested as of the date on which the applicable Earnout Milestone is achieved (or deemed achieved in accordance with Section 3.09(j)); (iii) shall be canceled and forfeited to the extent the Earnout RSU Grantee’s Exchanged Company Option corresponding to such Earnout RSU Award is forfeited or expires unexercised prior to the last day of an Earnout Period; and (iv) to the extent time-vested as of the date on which the applicable Earnout Milestone is achieved (or deemed achieved in accordance with Section 3.09(j)), shall entitle the Earnout RSU Grantee to the applicable Per Share Earnout Consideration for each share of Company Common Stock underlying the Company Option, as of immediately prior to the Effective Time, that corresponds to such Earnout RSU Award.

“Earnout RSU Grantee” means an individual who receives an Earnout RSU Award.

“Effective Time” has the meaning specified in Section 2.01.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with such Person, is, or within the past six (6) years was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchanged Company Option” has the meaning specified in Section 3.04(a).

“FDA” has the meaning specified in Section 4.21(a).

“Financial Derivative/Hedging Arrangement” means any transaction (including any Contract with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.06(b).

“Fully Diluted Number” means the sum of the (i) total number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (ii) the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, plus (iii) the number of shares of Company Common Stock issuable upon exercise of all Company Options that are outstanding, whether vested or unvested, immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“Healthcare Laws” means all applicable health care Laws, including, (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the Public Health Service Act (42 U.S.C. §§ 201 et seq.); (ii) applicable federal, state, local and foreign health care related fraud and abuse laws, including, the federal health care Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), criminal false claims provisions including 42 U.S.C. § 1320a-7b(a)), 18 U.S.C. §§ 286, 287, 1347 and 1349 the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the exclusion law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (iii) the Medicare and Medicaid statutes (Titles XVIII and Title XIX of the Social Security Act); (iv) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 1320d et seq., 42 U.S.C. §§ 17921 et seq.); (v) the regulations promulgated pursuant to all such laws; and (vi) other similar local, state, federal, or foreign laws and regulations.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice. For the avoidance of doubt, Indebtedness of Acquiror shall include any and all promissory notes between Acquiror and the Sponsor, including any promissory notes issued in order to finance transaction costs or other working capital purposes of Acquiror.

“Insurance Policies” has the meaning specified in Section 4.19(a).

“Intellectual Property” means any and all intellectual property rights, as they exist anywhere in the world and all goodwill associated therewith, whether registered or unregistered, including all: (i) patents and patent applications, invention disclosures, statutory invention registrations, provisions and non-provisionals and all related divisions, continuations, continuations-in-part, reissues, substitutions, reexaminations and interferences thereof; (ii) trademarks, service marks, trade dress, trade names, brand names, slogans, designs, symbols, logos, corporate names, pending applications therefor, and other distinctive identification and indicia of source of origin, together with the goodwill symbolized by or associated with any of the foregoing; (iii) copyrights and applications therefore, mask works and designs, and other works of authorship and copyrightable subject matter; (iv) internet domain names, social media usernames, handles, hashtags and account names; (v) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights; and (vi) intellectual property rights in Software.

“Interim Period” has the meaning specified in Section 6.01.

“IRS” has the meaning specified in Section 4.13(b).

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by the Company and used in the operation of its business.

“Knowledge” shall mean the actual knowledge of (i) in the case of the Company, its Chief Executive Officer and Chief Financial Officer as of the date hereof, and (ii) in the case of Acquiror, Jonas Grossman.

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease Documents” has the meaning specified in Section 4.18(c).

“Letter of Transmittal” has the meaning specified in Section 3.03(b)(i).

“Licensed Intellectual Property” means Intellectual Property that the Company is licensed by a third party to use.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Lock-Up Agreements” has the meaning specified in the recitals.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (h) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in Section 2.01.

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Cash Condition” has the meaning specified in Section 9.03(g).

“Named Executive” has the meaning specified in Section 7.14.

“Named Executive Agreement” has the meaning specified in Section 7.14.

“NYSE” means NYSE American.

“NYSE Proposal” has the meaning specified in Section 8.02(c).

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Company Software” means all Software owned by the Company.

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Participation Incentive Award” means each award granted pursuant to the Company Investor Incentive Plan.

“Per Share Earnout Consideration” means a number of shares of Acquiror Common Stock equal to: (a) the applicable Earnout Consideration (provided, that such Earnout Consideration shall be reduced by the aggregate number of shares of Acquiror Common Stock issuable pursuant to Section 2(b)(iii) of the Company Investor Incentive Plan in respect of each Participation Incentive Award granted thereunder), divided by (b) the Adjusted Fully Diluted Number.

“Per Share Merger Consideration” means, with respect to shares of Company Preferred Stock, the Preferred Per Share Merger Consideration and, with respect to shares of Company Common Stock, the Common Per Share Merger Consideration, as applicable.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, and (viii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any “personal information,” “personal data,” “personally identifiable data” or equivalent terms as defined by applicable Privacy Laws.

“Preferred Amount” means, for each share of Company Preferred Stock outstanding immediately prior to the Effective Time, (i) the Series A Original Issue Price (as defined in the Company Charter) plus (ii) the aggregate amount of any unpaid Accruing Dividends (as defined in the Company Charter) accrued with respect to such share of Company Preferred Stock, whether or not declared, and any other dividends declared but unpaid thereon.

“Preferred Per Share Merger Consideration” means, for each share of Company Preferred Stock outstanding immediately prior to the Effective Time, a number of shares of Acquiror Common Stock (valued for purposes of this calculation at $10.00 per share) equal to the sum of (i) the applicable Preferred Amount with respect to such share of Preferred Stock plus (ii) the Common Per Share Merger Consideration.

“Privacy Laws” means any and all Laws applicable to the Company relating to the collection, use, storage, processing, safeguarding and security (both technical and physical) of Personal Information as well as applicable Laws related to cyber security and e-commerce.

“Private Placement” has the meaning specified in the Recitals hereto.

“Private Placement Investors” has the meaning specified in the Recitals hereto.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” has the meaning specified in Section 8.02(a).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Transactions and in accordance with the Acquiror Organizational Documents.

“Registered IP” has the meaning specified in Section 4.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Requisite Company Stockholders” means Company Stockholders holding (i) at least a majority of the then outstanding shares of Company Preferred Stock and (ii) at least 60% of the then outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) voting together as a single class.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Chardan Investments 2, LLC.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, branch profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, alternative minimum, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto, and including any obligation to assume or succeed to or pay the Tax liability of another person by law, contract or otherwise.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means any of the following: (A) any Acquiror Change in Recommendation, (B) any failure by Acquiror to convene or hold the Special Meeting in accordance with Section 8.02, (C) the Acquiror Board’s failure to reaffirm the Acquiror Board Recommendation within three (3) Business Days after the Company requests in writing that such recommendation be reaffirmed in response to a Business Combination Proposal or material modification to a Business Combination Proposal that has been publicly announced or otherwise becomes publicly known, (D) any tender or exchange offer relating to securities of Acquiror having been commenced by a Person unaffiliated with the Company, following which Acquiror fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that Acquiror unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Acquiror Board Recommendation or fails to reaffirm the Rejection Recommendation in any press release published by Acquiror (or by any of its Affiliates or Representatives) or in any Schedule 14D-9 filed by Acquiror with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing ten (10) Business Day period or (E) any determination by Acquiror that the Minimum Cash Condition is not reasonably likely to be satisfied due to the number of shares of Acquiror Common Stock required to be redeemed by Acquiror pursuant to the Offer in accordance with the terms of the Trust Agreement.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.

“Waived 280G Benefit” has the meaning specified in Section 6.06.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b)  Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)  Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)  The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one (1) Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Article II

THE MERGER; CLOSING

2.01  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02  Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03  Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. Acquiror shall be renamed “Renovacor, Inc.” and shall trade publicly on the NYSE under a new ticker symbol selected by the Company.

2.04  Organizational Documents of the Company and Acquiror.

(a)  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit I attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b)  At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

2.05  Directors and Officers of the Company and Acquiror.

(a)  The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.05(a) shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(b)  Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c)  Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) five (5) individuals designated by the Company (the “Company Director Designees”), four (4) of whom shall qualify as “independent directors” under the applicable listing and corporate governance rules and regulations of NYSE and one (1) of whom shall be the Chief Executive Officer of the Company in office at the Effective Time, pursuant to this Section 2.05(c) shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, (iii) two (2) individuals designated by the Sponsor (the “Sponsor Director Designees”), each of whom shall qualify as an “independent director” under the applicable listing and corporate governance rules and regulations of NYSE, shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, and (iv) as of immediately following the Effective Time, the Company Director Designees and the Sponsor Director Designees shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(c) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(d)  Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

Article III

EFFECTS OF THE MERGER

3.01  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a)  Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.0001 per share.

(b)  Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c)  Conversion of All Other Company Stock.

(i)  Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares or Dissenting Shares, shall be converted into the right to receive a fraction of a share of duly authorized, validly issued, fully paid and nonassessable Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the Preferred Per Share Merger Consideration and, if any Earnout Milestone is achieved pursuant to Section 3.09, the applicable Per Share Earnout Consideration.

(ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive a fraction of a share of duly authorized, validly issued, fully paid and nonassessable Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the Common Per Share Merger Consideration and, if any Earnout Milestone is achieved pursuant to Section 3.09, the applicable Per Share Earnout Consideration; provided, however, that if any such Company Common Stock was subject to a vesting condition as an award of restricted stock under the Company Stock Plan immediately before the Effective Time, the Common Per Share Merger Consideration received for such Company Common Stock and the right to receive any related Per Share Earnout Consideration shall remain subject to the same vesting conditions as applied immediately prior to the Effective Time in accordance with the terms of the Company Stock Plan and applicable restricted stock award agreement.

3.02  Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock (including the Aggregate Merger Consideration or the Aggregate Common Merger Consideration) will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement and the Company Charter; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03  Exchange of Company Certificates and Company Book-Entry Shares.

(a)  Exchange Agent. As promptly as practicable following the date hereof, but in any event no later than ten (10) Business Days prior to the Closing Date, the Company and Acquiror shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Aggregate Merger Consideration in accordance with this Section 3.03. At or prior to the Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the Aggregate Merger Consideration in respect of (i) certificates that immediately prior to the Effective Time represented shares of Company Stock, including, for the avoidance of doubt, certificates representing Company Stock as a result of the conversion of Company Preferred Stock (“Company Certificates”) and (ii) non-certificated outstanding shares of Company Stock represented by book entry (“Company Book-Entry Shares”), in each case other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 3.03 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Aggregate Merger Consideration contemplated to be issued pursuant to Section 3.01(c) out of the Exchange Fund in the manner directed by the Company in accordance with the terms of this Agreement and the Company Organizational Documents. The Exchange Fund shall not be used for any other purpose.

(b)  Exchange Procedures.

(i)  Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of a Company Certificate, which shares were converted into the right to receive the applicable Per Share Merger Consideration in respect thereof at the Effective Time pursuant to this Agreement: (i) a letter of transmittal substantially in the form of Exhibit J hereto, with such changes as may be required by the Exchange Agent and reasonably acceptable to the Company (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Company, Acquiror and the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Company Certificates (or affidavits in lieu thereof in accordance with Section 3.03(e)) in exchange for the applicable Per Share Merger Consideration in respect thereof and, if any Earnout Milestone is achieved pursuant to Section 3.09, the applicable Per Share Earnout Consideration. Upon surrender of Company Certificates (or affidavits in lieu thereof in accordance with Section 3.03(e)) for cancellation to the Exchange Agent and upon delivery of a Letter of Transmittal by the applicable holder of Company Certificates, duly executed and in proper form with all required enclosures and attachments, with respect to such Company Certificates, the holder of such Company Certificates shall be entitled to receive the applicable Per Share Merger Consideration (and, if any Earnout Milestone is achieved pursuant to Section 3.09, the applicable Per Share Earnout Consideration) for each share of Company Stock formerly represented by such Company Certificates. Any Company Certificates so surrendered shall forthwith be cancelled. If payment of any Per Share Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Company Certificate is registered, it shall be a condition precedent to payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the applicable Per Share Merger Consideration in respect thereof, as applicable, to a Person other than the registered holder of the Company Certificate so surrendered and shall have established to the satisfaction of Acquiror that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Per Share Merger Consideration in respect thereof and, if any Earnout Milestone is achieved pursuant to Section 3.09, the applicable Per Share Earnout Consideration.

(ii)  Promptly following the Effective Time, Acquiror shall issue, or shall cause the Exchange Agent to issue, to each holder of Company Book-Entry Shares, the applicable Per Share Merger Consideration for each share of Company Stock formerly represented by such Company Book-Entry Shares and each Company Book-Entry Shares shall thereafter forthwith be cancelled. Delivery of the applicable Per Share Merger Consideration with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Per Share Merger Consideration in respect thereof (and, if any Earnout Milestone is achieved pursuant to Section 3.09, the applicable Per Share Earnout Consideration).

(c)  Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Company Certificates and Company Book-Entry Shares representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Company Certificates representing Company Stock are presented to Acquiror for any reason, they shall be cancelled and exchanged for the applicable Per Share Merger Consideration (and, if any Earnout Milestone is achieved pursuant to Section 3.09, the applicable Per Share Earnout Consideration) in respect thereof as provided in this Agreement.

(d)  Termination of Exchange Fund; Abandoned Property. At any time following the date that is one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Certificates or Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Per Share Merger Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares and compliance with the procedures in this Section 3.03. Notwithstanding the foregoing, neither Acquiror, the Surviving Company nor the Exchange Agent shall be liable to any holder of a Company Certificate or Company Book-Entry Shares for any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)  Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Per Share Merger Consideration payable in respect thereof pursuant to Section 3.01(c); provided, however, that Acquiror or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed Company Certificates to deliver a customary indemnity against any claim that may be made against Acquiror, the Surviving Company or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(f)   Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Certificate or Company Book-Entry Share shall surrender such Company Certificate or Company Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Share, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

(g)  Maximum Issued Shares. Except for the Earnout Shares issued in accordance with Section 3.09, in no event shall the shares of Acquiror Common Stock issued pursuant to this Agreement (including as required to be issued under this Agreement by virtue of the Company Investor Incentive Plan) exceed 6,500,000 shares. Schedule 3.03(g) sets forth the Participation Amount and Participation Percentage (as such terms are defined in the Company Investor Incentive Plan) as determined under the Company Investor Incentive Plan and after taking into effect the Subscription Agreements signed concurrently with this Agreement by certain Company Stockholders.

3.04  Treatment of Company Options.

(a)  Treatment of Company Options. At the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Stock (a “Company Option”) and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Stock subject to such Company Option immediately prior to the Effective Time and (y) the Common Per Share Merger Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time divided by (B) the Common Per Share Merger Consideration; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option and each Earnout RSU Award shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b)  Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 3.04(a) and (ii) take all actions necessary to ensure that from and after the Effective Time Acquiror will not be required to deliver shares of Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.

(c)  Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options pursuant to this Section 3.04, including the reservation, issuance and listing of underlying shares of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 3.04. Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options or shares of Acquiror Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the shares of Acquiror Common Stock issuable thereunder continues to be required. Upon effectiveness of the Form S-8 with respect to the Acquiror Common Stock issuable under the Acquiror Equity Incentive Plan, Acquiror shall grant an Earnout RSU Award to each Company Optionholder who remains in service with the Company, the Surviving Company or any of their respective Affiliates through such effectiveness.

(d)  Assumption of Stock Plan. Prior to the Effective Time, the Company shall take all appropriate actions to terminate the Company Stock Plan as of the Effective Time and, at the Effective Time, the Acquiror shall assume the Company Stock Plan, except that the Company Stock Plan (and any option agreement thereunder) shall be amended at the Effective Time to conform with the requirements of Section 3.04(a) and to include additional amendments required to comply with any Law applicable to Acquiror.

3.05  Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable in connection with this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates or agents withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority when due, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

3.06  Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled (but for this Section 3.06) multiplied by (ii) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing.

3.07  Payment of Expenses.

(a)  On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of outside counsel incurred by the Company or any Company Stockholder that is a Private Placement Investor in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors engaged by or on behalf of the Company and incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b)  On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors engaged by or on behalf of Acquiror, Merger Sub or the Sponsor and incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

3.08  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the applicable Per Share Merger Consideration or Per Share Earnout Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall only represent the right to receive the applicable Per Share Merger Consideration and, if, as and when payable pursuant to Section 3.09, the Per Share Earnout Consideration, upon the surrender of such shares in accordance with this Article III. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.09  Earnout. Following the Closing, in addition to the consideration to be received pursuant to 3.01 and 3.04, the Company Stockholders and Earnout RSU Grantees shall be issued additional shares of Acquiror Common Stock, as follows:

(a)  Acquiror shall issue 600,000 shares of Acquiror Common Stock, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2023 (the “First Earnout Period”), the VWAP of the Acquiror Common Stock over any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $17.50 per share of Acquiror Common Stock (the “First Milestone”) (such 600,000 shares of Acquiror Common Stock, the “First Milestone Earnout”). Acquiror shall not be obligated to issue the First Milestone Earnout if the First Milestone is not achieved during the First Earnout Period.

(b)  Acquiror shall issue an additional 600,000 shares of Acquiror Common Stock, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2025 (the “Second Earnout Period”), the VWAP of the Acquiror Common Stock over any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $25.00 per share of Acquiror Common Stock (the “Second Milestone”) (such 600,000 shares of Acquiror Common Stock, the “Second Milestone Earnout”). Acquiror shall not be obligated to issue the Second Milestone Earnout if the Second Milestone is not achieved during the Second Earnout Period.

(c)  Acquiror shall issue an additional 800,000 shares of Acquiror Common Stock, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2027 (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, each, an “Earnout Period” and collectively, the “Earnout Periods”), the VWAP of the Acquiror Common Stock over any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $35.00 per share of Acquiror Common Stock (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Earnout Milestones”) (such 800,000 shares of Acquiror Common Stock, the “Third Milestone Earnout” and together with the First Milestone Earnout and the Second Milestone Earnout, the “Earnout Consideration”). Acquiror shall not be obligated to issue the Third Milestone Earnout if the Third Milestone is not achieved during the Third Earnout Period. For the avoidance of doubt, the Earnout Consideration in respect of each Earnout Milestone will be issued and earned only once and the Earnout Consideration shall in no event exceed 2,000,000 shares of Acquiror Common Stock, in the aggregate.

(d)  If any of the Earnout Milestones set forth in this Section 3.09 shall have been achieved, within three (3) Business Day following the achievement of the applicable Earnout Milestone, Acquiror shall issue the applicable Per Share Earnout Consideration to each Company Stockholder and to each Earnout RSU Grantee who holds a vested Earnout RSU Award (which issuance shall result in the settlement and payment of such Earnout RSU Award). For purposes of clarity, any shares of Acquiror Common Stock with respect to an Earnout RSU Award shall be issued under the Acquiror Equity Incentive Plan.

(e)  If any of the Earnout Milestones set forth in this Section 3.09 shall not have been achieved on or prior to the end of its applicable Earnout Period, the Company Stockholders and Earnout RSU Grantees shall have no further right to receive the applicable Earnout Consideration.

(f)   At all times during the Earnout Periods, Acquiror shall keep available for issuance a sufficient number of shares of unissued Acquiror Common Stock to permit Acquiror to satisfy in full its issuance obligations set forth in this Section 3.09 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Acquiror Common Stock if at any time there shall be insufficient unissued Acquiror Common Stock to permit such reservation.

(g)  Acquiror shall take such actions as are reasonably requested by Company Stockholders to evidence the issuances pursuant to this Section 3.09, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Acquiror responsible for maintaining such ledger or the applicable registrar or transfer agent of Acquiror).

(h)  In the event Acquiror shall at any time during the applicable Earnout Period pay any dividend on Acquiror Common Stock by the issuance of additional Acquiror Common Stock, or effect a subdivision or combination or consolidation of the outstanding Acquiror Common Stock (by reclassification or otherwise) into a greater or lesser number of Acquiror Common Stock, then in each such case, (i) the number of shares of Acquiror Common Stock comprising the applicable portion of the Earnout Consideration shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Acquiror Common Stock (including any other shares so reclassified as Acquiror Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Stock that were outstanding immediately prior to such event and (ii) the dollar values set forth in Sections 3.09(a) through (c) above shall be appropriately adjusted to provide to such Company Stockholders and Earnout RSU Grantees the same economic effect as contemplated by this Agreement prior to such event.

(i)  During the Earnout Periods, Acquiror shall use reasonable best efforts for (i) Acquiror to remain listed as a public company on, and for the Acquiror Common Stock (including, when issued, the Earnout Consideration) to be tradable over, the NYSE and (ii) the Earnout Consideration, when issued, to be approved for listing on the NYSE; provided, however, that subject to Section 3.09(j), the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control.

(j)  Upon the consummation of any Change in Control during any Earnout Period, any Earnout Milestone with respect to such Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of the Acquiror Common Stock in such Change in Control transaction and Acquiror shall take all actions necessary to provide for the issuance of the shares of Acquiror Common Stock comprising the applicable Earnout Consideration payable in connection with this Section 3.09(j) prior to the consummation of such Change in Control.

(k)  Maximum Issued Earnout Shares. In no event shall the shares of Acquiror Common Stock issued as part of the Per Share Earnout Consideration (including as required to be issued under this Agreement by virtue of the Company Investor Incentive Plan) exceed 2,000,000 shares.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company hereby represents and warrants to Acquiror and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

4.01  Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

4.02  Corporate Authority; Approval; Non-Contravention.

(a)  The Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b)  The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Affiliates pursuant to, any Material Contract or Lease Document to which the Company or any of its Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.03  Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) such consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.04  Capitalization.

(a)  The authorized capital stock of the Company consists of: (i) 6,000,000 shares of Company Common Stock, of which 1,953,368 shares of Company Common Stock were outstanding as of the close of business on March 11 2021, (ii) 3,333,283 shares of the Series A Preferred Stock, of which 2,578,518 shares were outstanding as of the close of business on March 11, 2021. All of the issued Company Stock has been duly authorized and are validly issued, fully paid and nonassessable. 137,546 shares of Company Common Stock were reserved for issuance under Company Benefit Plans as of the date of this Agreement. Set forth on Schedule 4.04 is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including notes and other securities convertible into equity securities) of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party, and (iv) is owned free and clear of any Lien.

(b)  Schedule 4.04(b) sets forth a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule and termination or expiration date of each Company Option, whether the Company Option is a nonqualified stock option or an incentive stock option and whether such Company Options are currently vested or unvested. Except as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other equity securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of the Company or to vote with the shareholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b), the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

4.05  Subsidiaries.

The Company does not currently own or control, directly or indirectly, any equity interests in any other Person and is not a participant in any joint venture, partnership or similar arrangement.

4.06  Financial Statements; Internal Controls.

(a)  Prior to the date hereof the Company has made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets of the Company as of December 31, 2020 and December 31, 2019 and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company for each twelve (12) month period then ended (collectively, the “Financial Statements”). Subject to the absence of footnotes and normal year-end audit adjustments that are not material in amount or effect, the Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the assets, liabilities, financial position, results of operations and cash flows of the Company as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)  The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company in the last three (3) years. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(c)  The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. The Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

4.07  Compliance with Laws.

(a)  The Company is conducting and, since December 31, 2017, has conducted its business in compliance in all material respects with all Laws applicable to it and the Company’s business, properties or other assets.

(b)  There is, and since December 31, 2017 there has been, no Action by or against the Company pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing to the Company an intention to conduct the same, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)  Since December 31, 2017, the Company has not received any written notice from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any action to ensure compliance with any such applicable Law.

(d)  The Company possesses all material governmental permits, approvals, clearances, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

4.08  Absence of Certain Changes or Events. Since the Balance Sheet Date and except as expressly required or permitted by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) the Company has not entered into any material transactions outside of the ordinary course of business, (c) no action has been taken by the Company that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to the Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (d) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09  No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts, (f) liabilities that would not have a Material Adverse Effect and (g) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any liabilities of any nature, whether accrued, contingent or otherwise, of the type that would be required to be reflected on a balance sheet in accordance with GAAP.

4.10  Information Supplied. The information supplied in writing by the Company for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in the Proxy Statement based on information supplied by Acquiror for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Proxy Statement.

4.11  Litigation.

(a)  Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or, to the Knowledge of the Company, threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company is not, nor to the Knowledge of the Company is any of its officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions pursuant to which the Company has any material outstanding obligations or which provides for any injunctive relief.

(b)  The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12  Contracts.

(a)  Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i)  all such Contracts with a supplier of the Company with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(ii)  all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(iii)  all such Contracts with (or with obligations of the Company to) a Related Party;

(iv)   all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v)  all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company exceeds $500,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi)   any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company is a party, other than bona fide customer-supplier relationships or a trade association;

(vii)  all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii)   all such Contracts that obligate the Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix)   any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $500,000, or any guarantee of third party obligations in excess of $500,000, or any letters of credit, performance bonds or other credit support for the Company;

(x)  any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each a “CBA”);

(xi)   all such Contracts with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $250,000 or (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability or financial obligation to the Company; and

(xii)  all such material Contracts pursuant to which the Company grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual or payment of less than $50,000, (B) open source licenses and (C) agreements with customers/clients entered into in the ordinary course of business.

(b)  The Company (i) is not, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as would not result in a Material Adverse Effect. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not result in a Material Adverse Effect.

4.13  Employment Matters.

(a)  Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan (other than offer letters or agreements that are terminable without notice or cost and are substantially in the form provided to Acquiror). With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the plan document, including any amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with any summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, and (vi) the most recent IRS Form 5500 annual report (and all schedules thereto).

(b)  Each Company Benefit Plan has been established, maintained, funded and administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not result in a Material Adverse Effect. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Company Benefit Plans. All contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued, except as would not result in a Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.

(c)  No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full cost of coverage. The Company does not have any material current or contingent liability by reason of at any time within the past six (6) years being treated as a single employer with any other Person under Section 414 of the Code.

(d)  Except as set forth on Schedule 4.15(d), (i) the Company is not a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; and (iv) in the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or to the Knowledge of the Company, threatened.

(e)  Neither the execution of this Agreement nor the consummation of the Transactions, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company; or (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code).

(f)   Except as would not result in material liability for the Company: the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(g)  Except as would not be materially adverse to the Company, each Company Option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan to which it was issued, (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) actually awarded such Company Option, (iii) was granted with an exercise price no less than the fair market value of the underlying shares of Company Common Stock as of the grant date and (iv) was granted pursuant to terms of the relevant option agreement, as set forth in Schedule 4.13(g) and which the Company has made available true and complete copies to Acquiror.

4.14  Taxes.

(a)  The Company has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by or on behalf of it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b)  The Company has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c)  The Company is not subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the Financial Statements for the period ending on the Balance Sheet Date in accordance with GAAP. The Company has not incurred any material liability for Taxes outside the ordinary course of business since the Balance Sheet Date (other than any liabilities incurred in connection with the transactions contemplated by this Agreement).

(d)  No claim, assessment, deficiency or proposed adjustment for any material amount of Tax for which the Company is liable has been asserted or assessed by any Tax Authority that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination or proceeding with respect to Taxes of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company.

(e)  The Company is not and has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group, or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f)   The Company does not have any material liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract or by operation of Law (other than liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily related to Taxes).

(g)  The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date outside of the ordinary course of business. The Company does not have any liability in connection with Section 965 of the Code.

(h)  The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)  There are no material Liens for Taxes upon any property or asset of the Company except for Liens for Taxes not yet due and payable.

(j)  The Company has never owned any equity interest in any person organized in a jurisdiction other than the United States.

(k)  The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

4.15  Intellectual Property.

(a)  Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, and (iii) copyright registrations, in each case that are licensed or owned by the Company (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. To the Knowledge of the Company, the Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable.

(b)  The Company licenses or owns all Registered IP, free and clear of all Liens (other than Permitted Liens), and has a valid right and license to use all Company Intellectual Property, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 4.15(b) identifies all Registered IP which is licensed to the Company, the contract pursuant to which such Registered IP is licensed to the Company, and whether the license granted to the Company is exclusive or non-exclusive.

(c)  To the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property reasonably necessary for the conduct of the business of the Company as currently conducted.

(d)  To the Knowledge of the Company, (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and in the three (3) years prior to the date of this Agreement, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated in the three (3) years prior to the date of this Agreement, any Intellectual Property owned by the Company, in each case, except as would not result in a Material Adverse Effect.

(e)  As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take a license) against the Company (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding office actions, similar ex-parte proceedings, inter partes proceedings and opposition proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property in the three (3) years prior to the date of this Agreement, in each case, except as would not result in a Material Adverse Effect.

(f)   All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company, who have contributed to or participated in the conception and development of material Intellectual Property for the Company have entered into valid and binding proprietary rights agreements vesting ownership of such material Intellectual Property in the Company.

(g)  The Company has taken commercially reasonable measures to protect the proprietary nature of all trade secrets and proprietary information of the Company or of a third party held for use by the Company, except as would not result in a Material Adverse Effect.

(h)  The Company has not (i) incorporated any Open Source Software into, or combined Open Source Software with, any Owned Company Software, or (ii) distributed Open Source Software in conjunction with any Owned Company Software, in each case, in a manner which requires, as a condition of such incorporation, combination or distribution, that the Owned Company Software be (x) disclosed or distributed in source code, object code or binary form, (y)  licensed for the purpose of making derivative works, or (z) redistributable at no charge.

4.16  Data Protection.

(a)  The Company (i) is in compliance in all material respects with all Privacy Laws and (ii) has not been subject to any regulatory audits or investigations by any Governmental Authority relating to Privacy Laws. The Company has taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

(b)  There is no pending Action against the Company alleging that any processing of Personal Information by the Company is in violation of any applicable Privacy Laws.

(c)  The Company has not received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved. To the Knowledge of the Company, no individual has been awarded compensation from the Company under any Privacy Laws, and no written claim for such compensation is outstanding.

(d)  The execution, delivery and performance of this Agreement and the Transactions comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company is bound and will not violate any of the Company's privacy policies.

4.17  Information Technology.

(a)  The IT Systems: (i) are reasonably sufficient in all material respects for the current operations of the Company, (ii) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company for the operation of its business as currently conducted and (iii) are free from bugs and other defects, in each case, except as would not be material and adverse to the Company.

(b)  The Company has implemented and maintained with respect to its IT Systems (i) commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices and (ii) industry standard administrative, physical and technical security controls and procedures that are reasonably designed to safeguard such IT Systems against the risk of business disruption.

(c)  To the Knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has been no security breach or unauthorized access to the IT Systems, which resulted in the unauthorized processing, use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company.

4.18  Real Property.

(a)  The Company does not own any real property.

(b)  Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to use or occupy any interest in real property held by the Company as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company in, or otherwise related to, the Company’s business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date. The Company is the sole legal and beneficial owner of a leasehold interest in the Company Properties.

(c)  Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, except as would not reasonably be likely to result in a Material Adverse Effect.

(d)  Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto and except to the extent that enforcement may be limited by Enforceability Exceptions. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears.

(e)  To the Knowledge of the Company, there exist no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the Transactions, except as would not reasonably be expected to result in a Material Adverse Effect.

(f)   (i) The Company has not at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company as set forth on Schedule 4.18(f)(i) and (ii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein, except as set forth on Schedule 4.18(f)(ii).

(g)  As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which the Company is a party in respect of any of the Company Properties.

4.19  Insurance.

(a)  Schedule 4.19(a) sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b)  Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c)  As of the date hereof, the Company has not received any written notice of cancellation of, or a material premium increase (relative to others in the industry in which the Company operates) with respect to, or a material alteration of coverage under, any material Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

4.20  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)  the Company is, and since December 31, 2017 has been, in compliance in all material respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and are current and valid;

(b)  there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company, nor has the Company received any written notification of, nor, to the Knowledge of the Company, is the Company otherwise responsible for any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material; and

(c)  there have been no known releases of any Hazardous Material at the current or former Company Properties in quantities that could trigger the need for investigation and/or remediation costs pursuant to Environmental Laws.

4.21  Regulatory Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)  the Company is, and since December 31, 2017 has been, in compliance in with all Healthcare Laws, and the Company holds and is operating in compliance with all Company Permits required under the Healthcare Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, and all Company Permits are current and in full force and effect. No proceeding is pending or, to the Knowledge of the Company, threatened regarding the revocation of any Company Permits. The Company has not received any written communication from any Governmental Authority threatening to withdraw or suspend any Company Permit. The Company is not subject to any pending, or to the Company’s Knowledge, threatened enforcement, regulatory or administrative proceedings by any Governmental Authority against or affecting the Company relating to or arising under the Healthcare Laws, including any shutdown, import or export prohibition, FDA Form 483 or other Governmental Authority notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the United States Food and Drug Administration (the “FDA”) or other Governmental Authority alleging or asserting noncompliance with the Healthcare Laws, and no such enforcement, regulatory or administrative proceeding has been threatened;

(b)  the Company’s product candidates are, and since December 31, 2017 have been, developed, tested, manufactured, processed, labeled, packaged, handled, stored, and distributed, as applicable, in compliance with the Healthcare Laws and the Company Permits. All nonclinical and preclinical studies and other studies and tests conducted by or on behalf of the Company, or, to the Company’s Knowledge, involving the Company’s product candidates, have been, and if still pending are being, conducted in compliance with all applicable research protocols and all Healthcare Laws. The Company has not received any written, or to the Knowledge of the Company, oral, notices or other written correspondence from the FDA or any other Governmental Authority with respect to any nonclinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests or otherwise alleging noncompliance with Healthcare Laws and to the Company’s Knowledge, there is no reason to believe that FDA or any other Governmental Authority is considering such action;

(c)  the Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company or any of its product candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or otherwise. Neither the Company nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company has made an untrue statement of material fact to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Fraud Policy or any similar policy or otherwise take actions against the Company, or its respective officers or employees. None of the Company or any of its officers, employees, or, to the Knowledge of the Company, agents or distributors of the Company, has been convicted of any crime for which such Person could be excluded from participating in any federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Healthcare Law. No claims, actions, proceedings or investigation that would reasonably be expected result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents; and

(d)  the Company is not a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority.

4.22  Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.22, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.23  Affiliate Agreements. Except as set forth on Schedule 4.23, the Company is not a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.24  No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company. Except for the representations and warranties contained in this Article IV, neither the Company nor any of its Affiliates, Representatives or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliates and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

Article V

REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after December 31, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

5.01  Organization, Standing and Corporate Power.

(a)  Acquiror is an entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b)  Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02  Corporate Authority; Approval; Non-Contravention.

(a)  Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals. This Agreement and each other Ancillary Agreement to which it is a party has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof and thereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b)  The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c)  Each Acquiror Support Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and Sponsor and, assuming due authorization, execution and delivery thereof by the other parties to any Acquiror Support Agreement, is a legal, valid and binding obligation of Acquiror, Sponsor and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror, Sponsor and the other parties to any Acquiror Support Agreement in accordance with its terms (subject to the Enforceability Exceptions).

5.03  Litigation.

(a)  Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or, to the Knowledge of the Company, threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims pursuant to which Acquiror has any material outstanding obligations or which provides for any injunctive relief.

(b)  As of the date of this Agreement, neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04  Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in compliance in all material respects with all Laws applicable to it.

5.05  Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer, employee or contractor of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.06  Financial Ability; Trust Account.

(a)  As of December 31, 2020, there was at least eighty-six million two hundred and forty-seven thousand six hundred and thirty one dollars ($86,247,631) invested in a trust account at JPMorgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated April 23, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”) and at least six hundred eighty seven thousand three hundred and thirteen dollars ($687,313) held by Acquiror outside of the Trust Account. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder and who is not party to any Acquiror Support Agreement) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated April 23, 2020, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since December 31, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account.

(b)  As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)  Except as set forth on Schedule 5.06(c), Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.07  Taxes.

(a)  Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by or on behalf of it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b)  Each of Acquiror and Merger Sub, as applicable, has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c)  Neither Acquiror nor Merger Sub is subject to any material Tax liability that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d)  No claim, assessment, deficiency or proposed adjustment for any material amount of Tax for which Acquiror or Merger Sub is liable has been asserted or assessed by any Tax Authority that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination or proceeding with respect to Taxes of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror or Merger Sub.

(e)  Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was Acquiror, as applicable), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f)   Neither Acquiror nor Merger Sub has any material liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract or by operation of Law (other than liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily related to Taxes).

(g)  Neither Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date outside of the ordinary course of business. Acquiror does not have any liability in connection with Section 965 of the Code.

(h)  Neither Acquiror nor Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)  There are no material Liens for Taxes upon any property or asset of Acquiror or Merger Sub except for Liens for Taxes not yet due and payable.

5.08  Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

5.09  Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)  Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since April 23, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”) in accordance with applicable Law and NYSE requirements. None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)  Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)  Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)  There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)  Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)   There are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports and none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

5.10  Business Activities; Absence of Changes.

(a)  Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)  Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)  Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.10(c)).

(d)  There is no Indebtedness or other liability or obligation, contingent or otherwise, against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period ended December 31, 2020 in the ordinary course of the operation of business of Acquiror and Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.10(d).

(e)  Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)  (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from July 28, 2020 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date hereof.

5.11  Proxy Statement. As of the time the definitive Proxy Statement is filed with the SEC, the Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement.

5.12  No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

5.13  Capitalization.

(a)  The authorized capital stock of Acquiror consists of (i) 30,000,000 shares of Acquiror Common Stock, of which (A) 10,778,305 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 8,622,644 Acquiror Public Warrants and 3,500,000 Acquiror Private Warrants are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of Preferred Stock of Acquiror, par value $0.0001 (“Acquiror Preferred Stock”), of which no shares are issued and outstanding. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.

(b)  Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Common Stock or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)  As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d)  Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions and the Private Placement, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such shares of Acquiror Common Stock, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.14  NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “CHAQ”. Acquiror is in compliance in all material respects with the rules of NYSE and there is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

5.15  Contracts; No Defaults.

(a)  The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (together with the Contracts identified in Schedule 5.10(c), the “Acquiror Material Contracts”).

(b)  Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole.

5.16  Title to Property. Except as set forth on Schedule 5.16, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.17  Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

5.18  Affiliate Agreements. Except as set forth on Schedule 5.18, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.19  Takeover Statutes and Charter Provisions. The Acquiror Board represents that it has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of the Aggregate Merger Consideration and the Earnout Consideration. As of the date of this Agreement and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Aggregate Merger Consideration and the Earnout Consideration or any of the other Transactions. As of the date of this Agreement and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

5.20  Aggregate Subscription Amount; Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements, pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 3,000,000 shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to the Aggregate Subscription Amount. Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Acquiror and, to the Knowledge of Acquiror, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers, (ii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber or (iii) assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.21  No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror and Merger Sub. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any of their Affiliates or their respective Representatives or any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

Article VI
COVENANTS OF THE COMPANY

6.01  Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and (iii) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not during the Interim Period:

(a)  change or amend the certificate of incorporation, bylaws or other organizational documents of the Company;

(b)  declare, make or pay any dividend or other distribution (whether in cash, equity or property but, for the avoidance of doubt, excluding any unpaid accruing dividends) to stockholders of the Company or repurchase or redeem any Company Stock;

(c)  create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, except pursuant to the exercise of Company Options outstanding as of the date hereof;

(d)  enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract or Lease Document (or any Contract, that if existing on the date hereof, would be a Material Contract or Lease Document), to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business consistent with past practice;

(e)  enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements in the ordinary course of business consistent with past practice;

(f)   sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company (including Company Intellectual Property and Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business consistent with past practice and (iii) sales, abandonment, lapses of assets or items or materials (other than Owned Intellectual Property and Owned Company Software) in an amount not in excess of $500,000 in the aggregate, other than (A) as set forth on Schedule 6.01(e), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any Registered IP, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(g)  except as set forth on Schedule 6.01(g) or as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law, (i) grant any material increase or decrease in compensation, benefits or severance to any current or former employee, executive officer, director of the Company or other individual service provider, except in connection with a promotion based on job performance or workplace requirements, (ii) except for immaterial changes to welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business, adopt, enter into, amend, modify, or terminate any material Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant, provide or promise to grant or provide any severance or termination payments, deferred compensation, equity or equity-based compensation or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (iv)) of any employee in the ordinary course of business and consistent with past practice, (iv) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor of the Company with annual base compensation in excess of $250,000 (excluding any COVID-19 Measures), (v) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company, or negotiate, extend, amend or enter into any CBA, (vi) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (excluding any COVID-19 Measures), or (vii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(h)  (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Proxy Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(i)  make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(j)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company in the ordinary course of business consistent with past practice and extended payment terms for customers in the ordinary course of business;

(k)  make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(l)  waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $500,000 in the aggregate;

(m)   incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than intercompany Indebtedness or the Bridge Loan;

(n)  enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(o)  make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(p)  voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, any insurance policy maintained with respect to the Company and their assets and properties; and

(q)  enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

6.02  Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03  No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated April 23, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by April 23, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.03 shall survive the termination of this Agreement for any reason.

6.04  Proxy Solicitation; Other Actions.

(a)  The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2019 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board. The Company shall use reasonable best efforts to make its officers and employees reasonably available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b)  From and after the date on which the Proxy Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made in the Proxy Statement based on any information supplied by or on behalf of Acquiror or its Affiliates for inclusion therein.

6.05  Non-Solicitation; Acquisition Proposals.

(a)  From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause its Representatives not to, directly or indirectly:

(i)  intentionally initiate or solicit any inquiries that would be reasonably likely to lead to an offer or proposal regarding any transaction with any Person (other than Acquiror or its Affiliates) that would result in a Change in Control (an “Acquisition Proposal”);

(ii)  engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any Acquisition Proposal;

(iii)  approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv)   execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v)  resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and within 24 hours of execution and delivery of this Agreement terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within two (2) Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.05 by any of the Company’s Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.05 by the Company.

6.06  Section 280G. Prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to solicit and obtain from each “disqualified individual” (as defined in Section 280G of the Code) who may receive any payments and/or benefits that may, in connection with the transactions contemplated by this Agreement, separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits to the extent that any such payment or benefit would constitute an excess “parachute payment” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (the “Waived 280G Benefits”, and each such waiver, a “280G Waiver”) and (b) submit to its stockholders for approval (in a manner reasonably satisfactory to Acquiror), by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, of the rights of any such disqualified individual who has duly executed a 280G Waiver to receive the Waived 280G Benefits, such that such Waived 280G Benefits shall not be deemed “parachute payments” under Section 280G of the Code, and prior to the Closing Date, the Company shall deliver to Acquiror evidence satisfactory to Acquiror that (i) a stockholder vote was held in conformance with Section 280G and the regulations promulgated thereunder with respect to each individual who provides a duly executed 280G Waiver and the requisite stockholder approval was obtained with respect to the Waived 280G Benefits that were subject to the stockholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such Waived 280G Benefits shall not be made or provided, pursuant to the applicable 280G Waivers. If no payments and/or benefits could constitute “parachute payments” in connection with the transactions contemplated by this Agreement, then the 280G Approval shall not be required to be obtained.

Article VII
COVENANTS OF ACQUIROR

7.01  Indemnification and Insurance.

(a)  From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company Organizational Documents and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and any such indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Company Organizational Documents and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.01.

(b)  For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c)  Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.01. The obligations of Acquiror and the Surviving Company under this Section 7.01 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.02  Conduct of Acquiror During the Interim Period.

(a)  During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.10, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.02 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and each shall not permit Merger Sub to:

(i)  change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii)  (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii)  make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(iv)   other than as set forth on Schedule 7.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v)  enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;

(vi)   waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vii)  incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or other liabilities (other than liabilities that would constitute Outstanding Acquiror Expenses);

(viii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the Transactions or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)   (A) adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the Acquiror Equity Incentive Plan or as otherwise contemplated by this Agreement, (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing or (C) enter into any agreement to pay compensation to any of its officers or directors;

(x)  (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or otherwise acquire any material assets; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or Merger Sub (other than the Transactions);

(xi)   make any capital expenditures;

(xii)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii)   enter into any new line of business outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;

(xiv)  make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties;

(xvi)  enter into any agreement, understanding or arrangement with respect to the voting of Acquiror Common Stock (other than any agreement with an Acquiror Stockholder consistent with the terms of the Acquiror Support Agreements); or

(xvii)  enter into any agreement or undertaking to do any action prohibited under this Section 7.02.

(b)  During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other Contracts to which Acquiror or Merger Sub may be a party in accordance with their terms and shall not agree to any amendment or waiver of any rights or remedies of Acquiror under any such Contracts.

7.03  Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the payment of: (a) the redemption of any shares of Acquiror Common Stock validly redeemed by any Acquiror Stockholder in connection with the Offer upon acceptance by the Acquiror of such shares of Acquiror Common Stock; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.07 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.06; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

7.04  Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.05  Acquiror NYSE Listing.

(a)  From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, NYSE.

(b)  Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

7.06  Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting and other obligations under applicable Securities Laws. Without limiting the generality of the foregoing, Acquiror shall use its commercially reasonable efforts to file its Annual Report on Form 10-K with respect to its fiscal year ending December 31, 2020 as promptly as practicable after the date hereof in accordance with its reporting obligations under applicable Securities Laws.

7.07  Additional Insurance Matters. Prior to the Closing and subject in all cases to Section 7.01, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

7.08  Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.09  Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be seven (7) directors, (b) the individuals set forth on Schedule 7.09(b) to be elected as members of the Acquiror Board, effective as of the Closing, in accordance with Section 2.05 and (c) the individuals set forth on Schedule 7.09(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company and consistent with the provisions of Section 7.01 with the individuals set forth on Schedule 7.09, which indemnification agreements shall continue to be effective following the Closing.

7.10  Exclusivity. From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly:

(a)  intentionally initiate or solicit any inquiries that would be reasonably likely to lead to an offer or proposal regarding a Business Combination;

(b)  engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any Business Combination;

(c)  approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any proposal or offering relating to any Business Combination;

(d)  execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any proposal or offer for any Business Combination; or

(e)  resolve or agree to do any of the foregoing.

Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with Business Combination or any inquiry or request for information that would reasonably be expected to lead to, or result in, a Business Combination. Acquiror shall promptly (and in any event within two (2) Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Business Combination other than with the Company, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”). Acquiror shall promptly (and in any event within two (2) Business Days) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal.

7.11  Management Incentive Package. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form attached as Exhibit H. The Company may propose further edits to the Acquiror Equity Incentive Plan based on recommendations from the Company’s compensation consultant and the Company Board, which, after consideration and approval by Acquiror, not to be unreasonably withheld or delayed, shall be incorporated into the Acquiror Equity Incentive Plan.

7.12  Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms.

7.13  Termination of Acquiror Affiliate Agreements. Prior to the Closing, Acquiror shall (a) terminate or cause to be terminated each Acquiror Affiliate Agreement set forth on Schedule 7.13 and (b) pay or cause to be paid to the Sponsor or any of its Affiliates all outstanding Indebtedness owed by Acquiror to the Sponsor or any such Affiliate.

7.14  Named Executive Agreement. Acquiror and the Company shall use their respective commercially reasonable efforts to negotiate the terms of, and to cause Acquiror to enter into, an employment agreement with Magdalene Cook (the “Named Executive”) as promptly as practicable after the date hereof upon terms reasonably satisfactory to the Company, Acquiror and the Named Executive (the “Named Executive Agreement”). The Named Executive Agreement shall become effective upon the Closing.

Article VIII

JOINT COVENANTS

8.01  Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.02  Preparation of Proxy Statement; Special Meeting; Solicitation of Company Stockholder Approvals.

(a)  As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a preliminary proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) for purposes of soliciting the approval by the Acquiror Stockholders of each of the Proposals. The Proxy Statement and any other SEC filings shall be in a form mutually agreed by Acquiror and the Company. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the SEC confirm, orally or in writing, as promptly as practicable after filing the Proxy Statement, that it does not have any further comments (or that it does not intend to review) the Proxy Statement (“SEC Clearance”). Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement. Promptly after the Proxy Statement has been cleared by the SEC, Acquiror will cause the Proxy Statement (substantially in the form last filed or cleared following SEC Clearance) to be filed with the SEC in definitive form and then mailed to stockholders of Acquiror.

(b)  Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Proxy Statement. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall promptly provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)  Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Existing Acquiror Charter), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved, (iii) approval of the issuance of the Acquiror Common Stock as Aggregate Merger Consideration and Earnout Consideration in accordance with the rules of NYSE (the “NYSE Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, and (vi) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NYSE Proposal, and the Acquiror Equity Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d)  Prior to the filing of a definitive Proxy Statement with the SEC, Acquiror shall establish a record date for the Special Meeting and, as promptly as reasonably practicable following the filing of the definitive Proxy Statement, duly call, give notice of, convene and hold the Special Meeting. Acquiror shall use reasonable best efforts to, as promptly as practicable after the Proxy Statement is cleared by the SEC, (i) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (ii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”). Acquiror shall consult with the Company regarding the record date and the date of the Special Meeting and shall not, unless required by Law, adjourn or postpone the Special Meeting without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

(e)  Promptly, and in any case within two (2) hours, following the execution and delivery of this Agreement, the Company shall deliver to Buyer the Company Stockholder Approval. The Company will comply with the Company Organizational Documents, all provisions of the DGCL and other applicable Laws in connection with obtaining the Company Stockholder Approval, including all notice and disclosure requirements with respect to holders of Company Stock.

8.03  Tax Matters.

(a)  Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred by Acquiror, Merger Sub or the Company in connection with the Transactions (“Transfer Taxes”) shall be paid one hundred percent (100%) by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)  Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations, and (ii) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). To the fullest extent permitted by Law, the Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, except as otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)  Each party agrees that it will not knowingly take any action, outside of the actions permitted under this Agreement, that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d)  On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

8.04  Confidentiality; Publicity.

(a)  Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their Affiliates and its and their respective directors, officers, employees, managers and advisors and, solely in the case of the Company, its direct and indirect investors and prospective investors, in each case, without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.05; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05  Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

8.06  Bridge Loan.  Prior to the Closing, if the Company reasonably determines that it requires additional financing to fund the ordinary course operations of the Company prior to the Closing, at the Company’s written request (the “Bridge Loan Request” which shall not be made prior to June 1, 2021 unless agreed to by the Company and Acquiror) Acquiror will, (i) begin negotiating in good faith with regards to the terms referenced in this Section 8.06 and (ii) within ten (10) Business Days after receiving the Bridge Loan Request, and subject to the terms provided in this Section 8.06, arrange for a bridge financing to be provided to the Company in the form of a senior secured loan from the Sponsor (or an Affiliate of Acquiror or the Sponsor) (the “Bridge Loan”).  Such Bridge Loan shall be on reasonable and customary terms and conditions, with the understanding that the Bridge Loan will (i) be for a principal amount up to $2,500,000, but in no event higher than necessary for the Company to finance operations until the Closing Date, (ii) bear reasonable interest at a rate at least equal to the applicable federal rate at the time of the making of the Bridge Loan, (iii) have a maturity of the Closing Date, and (iv) have full creditor rights.  If the Bridge Loan is made, both the Company and Acquiror or the Sponsor or such Affiliate thereof will treat it as debt for all tax purposes. The Company shall cause the Bridge Loan to be repaid concurrently with the Closing; provided that in the event the Bridge Loan is provided by any of the Commpany Stockholders, the repayment of such Bridge Loan will be made using Closing Acquiror Cash concurrently with or immediately after the Closing. Notwithstanding anything contained herein, in the event the Company and Acquiror or the Sponsor or an Affiliate thereof have not entered into a Bridge Loan and such Bridge Loan has not been funded by the end of such ten (10) Business Day period provided for in (ii) above, then the Company shall not be restricted from discussing or negotiating with or obainting a loan from Acquior, Sponsor or any of the Company Stockholders so long as the terms of any such loan are on substantially the same terms as the Bridge Loan (and any such loan will also be referred to herein as a “Bridge Loan”).

Article IX
CONDITIONS TO OBLIGATIONS

9.01  Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)  No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.

(b)  Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(c)  Proxy Statement. The Proxy Statement shall have received SEC Clearance.

(d)  Acquiror Stockholder Approvals. The Acquiror Stockholder Approvals shall have been obtained in accordance with the Proxy Statement, the DGCL, the Acquiror Organizational Documents and the rules and regulations of NYSE. Acquiror, as the sole stockholder of Merger Sub shall have approved and adopted this Agreement and the Merger.

(e)  Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

9.02  Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)  Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.04 (Capitalization), Section 4.08(d) (Absence of Certain Changes or Events) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b)  Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)  Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e)  Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.

9.03  Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)  Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention), Section 5.10(h)(i) (Absence of Certain Changes or Events), Section 5.13 (Capitalization) and Section 5.08 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b)  Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)  Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b), and Section 9.03(g) have been fulfilled.

(d)  NYSE. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(e)  Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party, each of which shall be in full force and effect as of the Closing and shall not have been repudiated or rescinded in any respect.

(f)   Resignations; Board Appointments. The directors and executive officers of Acquiror listed on Schedule 9.03(f) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time, and the Company Director Designees shall have been appointed to the Acquiror Board in accordance with Section 2.05, effective as of the Closing.

(g)  Closing Acquiror Cash. As of the Effective Time and after distribution of the Trust Account pursuant to Section 7.02, the Closing Acquiror Cash shall be at least $85,000,000 (the “Minimum Cash Condition”).

Article X
TERMINATION/EFFECTIVENESS

10.01  Termination. This Agreement may be terminated, and the Transactions abandoned:

(a)  by mutual written consent of the Company and Acquiror;

(b)  prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a), Section 9.02(b) or Section 9.02(f) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 22, 2021 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c)  prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d)  by written notice from either the Company or Acquiror to the other if either Acquiror Stockholder Approvals is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e)  by written notice from Acquiror to the Company if the Company Stockholder Approval has not been obtained within two (2) hours following the execution and delivery of this Agreement; or

(f)   by written notice from the Company to Acquiror if a Triggering Event shall have occurred.

10.02  Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

11.01  Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Chardan Healthcare Acquisition 2 Corp.
17 State Street, 21st Floor

New York, NY 10004

Attn:	Jonas Grossman
E-mail:	Jonas@chardanspac2.com

with a copy to:

Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002

Attn:	Ryan Maierson
Charles Ruck
Brett Urig
E-mail:	ryan.maierson@lw.com
charles.ruck@lw.com
brett.urig@lw.com

(b)	If to the Company to:

Renovacor, Inc.
5 Mead Point Drive
Greenwich, CT 06830

Attn:	Dr. Magdalene Cook
E-mail:	mcook@renovacorinc.com

with a copy to:

Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
Philadelphia, PA 19103

Attention:	Rachael Bushey
Jennifer Porter
Kristen O’Connor

Email:	rachael.bushey@troutman.com;
jennifer.porter@troutman.com;
kristen.oconnor@troutman.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and Section 7.08 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.

11.05  Expenses. Except as otherwise provided herein (including Section 3.07 and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07  Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08  Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09  Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12  Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the Transactions, shall be brought in the federal courts in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY and unconditionally WAIVES to the fullest extent permitted by law ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions by, among other things, the mutual waivers in this SECTION 11.12.

11.13  Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement; (b) the Company shall be entitled to cause Acquiror to enforce specifically the terms and provisions of the Subscription Agreements, including with respect to causing Acquiror to cause the counterparties to the Subscription Agreements to fund their Subscription Amounts (as defined in the Subscription Agreements) in connection with Closing, in each case, subject to the terms and conditions of the Subscription Agreements, and (c) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.15  Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16  Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Acquiror Support Agreement and the Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	President

[Signature Page to Agreement and Plan of Merger]

CHAQ2 MERGER SUB, INC.

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	President

[Signature Page to Agreement and Plan of Merger]

RENOVACOR, INC.

By:	/s/ Magdalene Cook
Name:	Magdalene Cook
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]